UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G
                   Under the Securities Exchange Act of 1934
                             (Amendment No. ___)*

                          EDGE PETROLEUM CORPORATION
                               (Name of Issuer)

                                 COMMON STOCK
                        (Title of Class of Securities)

                                  279862106
                                (CUSIP Number)

Date of Event Which Requires Filing of this Statement : December 31, 1999 Rule Pursuant to which this Schedule is filed : 13d-1(b)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


CUSIP No. 279862106                   13G                      Page 2 of 2 Pages

1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                          CONNORS INVESTOR SERVICES, INC.
                          1100 BERKSHIRE BLVD.  SUITE 300
                          WYOMISSING PA 19610
                          ID# 23-1716484

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) N.A.
                                                              (b) N.A.

3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION

              DELAWARE,  UNITED STATES


                     5    SOLE VOTING POWER

                              418,701
NUMBER OF SHARES
                     6    SHARED VOTING POWER*
 BENEFICIALLY
                              0
 OWNED BY EACH
                     7    SOLE DISPOSITIVE POWER
REPORTING PERSON
                              482,701
     WITH
                     8    SHARED DISPOSITIVE POWER

                              0

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                              482,701

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES                                      N.A.

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                              5.25%

12   TYPE OF REPORTING PERSON

                              IA

Filing as any person registered as an investment advisor under
Section 203 of the Investment Advisors Act of 1940

Connors Investor Services, Inc.
1100 Berkshire Blvd.
Wyomissing, PA 19610
610-376-7418
SEC File # 6211


                                  SCHEDULE G
                   Under the Securities Exchange Act of 1934

Item 1(a):      Edge Petroleum Corporation
Item 1(b):      Texaco Heritage Plaza
                1111 Bagby, Suite 2100
                Houston, TX 77002

Item 2(a):      Connors Investor Services, Inc.
Item 2(b):      1100 Berkshire Blvd.  Wyomissing, PA 19610
Item 2(c):      United States
Item 2(d):      Common
Item 2(e):      279862106

Item 3:         Investment Advisor

Item 4(a):      482,701
Item 4(b):      5.25%
Item 4(c)(i):   418,701
Item 4(c)(ii):  0
Item 4(c)(iii): 482,701
Item 4(c)(iv):  0

Item 5:         Not Applicable

Item 6: The security referred to in this schedule is held for the accounts of discretionary clients. These clients have the right to receive dividends from and the proceeds of the sale of such security.

Item 7:         Not Applicable

Item 8:         Not Applicable

Item 9:         Not Applicable

Item 10: By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


Schedule G
Under the Securities Exchange Act of 1934
Page Two

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

2/12/01
Date

/s/ Ronald H. Seher
Signature

Ronald H. Seher, Senior Vice President/Compliance Officer
Name/Title